Exhibit 26 (h)i. g. 3. b.

FORM OF SECOND AMENDMENT TO SERVICE CONTRACT

This Second amendment (“Amendment”) to the Service Contract with respect to Initial, Service Class and Service Class II Shares by and between FIDELITY DISTRIBUTORS CORPORATION (“FDC”) and MML Investors Services, LLC (“MMLIS”) dated January 1, 2004, as amended on October 1, 2008 (“Service Contract”) is effective May 22, 2017.

WHEREAS, Massachusetts Mutual Life Insurance Company, Variable Insurance Products Fund, Variable Insurance Products Fund II, Variable Insurance Products Fund III, Variable Insurance Products Fund IV, Variable Insurance Products Fund V, and FDC have entered into an Amended and Restate Participation Agreement dated May 22, 2017, as further amended on May 22, 2017; and

WHEREAS, the parties desire to amend the Service Contract.

NOW THEREFORE, in consideration of the mutual covenants hereinafter set forth, and intending to be legally bound, the parties hereby agree that the Service Contract is amended to:

1.    acknowledge that MMLIS’ affiliates, MML Strategic Distributors, LLC (“MSD”) and MML Distributors, LLC (“MMLD”) also act a principal underwriters for certain of the Variable Products and that MSD and MMLD are hereby made a party to the Service Contract; and

2.    acknowledge that Variable Insurance Products Fund IV and Variable Insurance Product V are included under the Service Contract.

Except as expressly provided herein, all provisions of the Service Contract shall remain in effect.

IN WITNESS WHEREOF, the parties hereunto set their hands and seals, and hereby execute this Amendment, as of the effective date first above written.

FIDELITY DISTRIBUTORS CORPORATION
By:
Name: Title:
MML STRATEGIC DISTRIBUTORS, LLC	MML DISTRIBUTORS, LLC
By: /s/ Eric Wietsma	/s/ Eric Wietsma
Name: Eric Wietsma Title President	Name Eric Wietsma Title President
MML INVESTORS SERVICES, LLC
By:
Name Wendy Benson President

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